Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

JR RESOURCES CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share, underlying warrants	457(g)	Up to 7,615,718 shares(1)	$2.08	(2)	$15,840,693.44	$0.0000927	$1,468.43
Fees Previously Paid	--	--	--	--	--		--	--	--
	Total Offering Amounts								$1,468.43
	Total Fees Previously Paid								--
	Total Fee Offsets								--
	Net Fee Due								$1,468.43

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock that may become issuable to prevent dilution as the result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Calculated pursuant to Rule 457(g) under the Securities Act based on the $2.08 exercise price of the warrants.